Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Farmland Partners, Inc. of our report dated March 19, 2021 relating to the consolidated financial statements and financial statement schedule of Farmland Partners, Inc., which report appears in the Annual Report on From 10-K for the year ended December 31, 2020. We also consent to the reference to us under the heading “Experts” in such Registration Statement.
/s/ Plante & Moran, PLLC
Denver, Colorado
April 7, 2021